Exhibit 10.11

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), is made and entered into as of September 19, 2017 by and between IDT Corporation, a Delaware corporation (“Assignor”) and Howard S. Jonas, an individual residing at 3020 Palisade Avenue, Riverdale, New York 10463 (“Assignee”). Assignor and Assignee are hereinafter referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to Section 2.4 (“Section 2.4”) of that certain First Global Amendment to Loan Documents, dated as of April 13, 2016, by and between Rafael Pharmaceutical, Inc., a Delaware corporation (f/k/a Cornerstone Pharmaceuticals, Inc.) (“Rafael”), Assignor, A. Joseph Stern and Aaron Drillick, Assignor was granted the right to receive ten percent (10%) of the equity interests in Rafael upon the happening of the events set forth in such Section 2.4 (the “Right”). None of the conditions have been satisfied and the Right remains contingent;

WHEREAS, pursuant to that certain Contribution Agreement, dated as of March 2, 2017, by and between Assignor and IDT-Rafael Holdings LLC, a Delaware limited liability company, Assignor contributed, among other things, the Right to IDT-Rafael Holdings LLC, a Delaware limited liability company and subsidiary of Assignor (“IDT-Rafael”);

WHEREAS, on March 2, 2017, Assignee purchased from Assignor a 10% ownership interest in IDT-Rafael;

WHEREAS, on September 12, 2017, the Compensation Committee, Corporate Governance Committee and Board of Directors of Assignor approved a compensatory arrangement whereby Assignor will transfer the Right to Mr. Jonas;

WHEREAS, on September 14, 2017, Assignor, as the manager of IDT-Rafael, determined that it was in the best interests of IDT-Rafael and its members, that the IDT-Rafael distribute the Right, by way of pro-rata distribution to its members (90% to Assignor and 10% to Assignee); and

WHEREAS, the Parties hereto desire to execute this Agreement to evidence the assignment of Assignor’s ninety percent (90%) interest to the Right to Assignee.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.       Assignment and Assumption. Assignor hereby sells, transfers, conveys, assigns and sets over to Assignee and Assignee’s successors and assigns, all its right, title and interest in, to and under the right to receive equity or other interests in Rafael under Section 2.4.

3.       Further Assurances. At any time and from time to time after the date hereof, at the request of Assignee, and without further consideration, Assignor shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Assignee may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Assignee the contracts.

4.       Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

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IN WITNESS WHEREOF, Assignors have caused this Assignment and Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

IDT CORPORATION

By:
Name: Joyce J. Mason
Title: Corporate Secretary

Howard S. Jonas

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